Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed this 12th day of November 2020, and effective as of the 1st day of October 2020 (the “Effective Date”), by and between Black Range Minerals LLC, a Colorado limited liability company as the employer (“Black Range”), Western Uranium & Vanadium Corp., an Ontario, Canada corporation (“WUVC” and together with Black Range, separately and collectively herein referred to as the “Company”) and Robert R. Klein (“Klein” or “Executive”).

WHEREFORE, Black Range is a wholly-owned subsidiary of WUVC;

WHEREFORE, the Company desires to engage the services of Klein as Chief Financial Officer of each of WUVC and the Company to perform the duties set forth on Exhibit A – “Scope of Services,” attached hereto and incorporated into this Agreement (the “Services”); and

WHEREFORE, Klein is willing to accept this engagement and perform his duties for the Company under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the above recitals and the mutual promises, covenants, undertakings, and other consideration recited herein, the Parties agree as follows:

1. Duties and Services.

a. Duties. Klein shall report directly to George E. Glasier, Chief Executive Officer of WUVC (the “CEO”) and Klein shall devote substantially all of his business time and attention to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, Klein (i) may engage in charitable, civic, fraternal and community affairs, educational and professional and/or trade industry association activities, (ii) manage his personal passive investments, (iii) with prior written notice to the Board of Directors of WUVC (the “Board”), serve on the boards of directors of non-profit organizations and (iv) with the prior written approval of the Board, serve on the boards of directors of for-profit companies; provided that such activities, do not interfere, either individually or in the aggregate, in any material respect, with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. As notice is provided, Klein has continued economic interests owed as set forth on Exhibit B – “Economic Interests”, attached hereto and incorporated into this Agreement and by execution of this Agreement, the Board approves his continued efforts toward realizing such Economic Interests.

b. Services. Klein shall perform the Services as detailed in Exhibit A. Klein shall exercise independent judgment regarding the manner in which Klein performs the Services while exercising reasonable best efforts to comply satisfactorily with the terms of this Agreement. Klein agrees to comply with all ordinances, laws, orders, rules, and regulations related and/or applicable to the Services.

2. Compensation.

a. Base Salary. During the Employment Term, Executive’s base salary shall be One Hundred Fifty Thousand Dollars (US$150,000.00) per year (the “Base Salary”), which Base Salary will be reviewed not less frequently than annually on or about the fifteenth (15th) day of December in each year during the Employment Term. The Base Salary shall be payable in regular monthly installments on the last day of each month, or otherwise in accordance with the Company’s general payroll practices. All payments made to or on behalf of Executive under the terms of this Agreement, including all payments of Base Salary and any Bonuses, shall be (i) made by Black Range, as the employing entity, and (ii) subject to all withholding required or permitted by law (such as income and payroll taxes) and such additional withholding as may be agreed upon by the Executive.

b. Bonus. During the Employment Term, Executive will be eligible to receive a bonus following the end of each calendar year (the “Bonus”) or such earlier date as the Board may in its discretion determine, in an amount determined and approved by the Board (or Compensation Committee should the Board delegate such determination) in its sole discretion. Executive must be employed at the end of the calendar year for which such Bonus is considered. In the event of a strategic transaction such as a strategic merger and/or strategic consolidation, acquisition, joint venture and/or partnering, divestiture or disposition, or restructuring a bonus will be considered upon the closing of the transaction.

c. Stock Options Plan. During the Employment Term, Executive will be eligible to receive Stock Options grants under the Company’s Incentive Stock Option Plan when granted each calendar year (“Stock Options”) in an amount determined and approved by the Board (or Compensation Committee should the Board delegate such determination) in its sole discretion. Executive must be employed on the date that Stock Options are granted in order to participate. Stock Options have previously been awarded Executive.

d. Expenses. The Company will reimburse Executive for all reasonable travel and other business expenses incurred by Executive during the Employment Term in connection with the performance of Executive’s duties and obligations under this Agreement.

e. Other Benefits. During the Employment Term, Executive will be entitled to participate in any employee benefit plan that the Company or its Affiliates has adopted or may adopt, maintain or contribute to for the benefit of its similarly-situated, U.S.-based executive employees generally, subject to the terms and conditions of the applicable plan and satisfying the applicable eligibility requirements. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to similarly situated executives of the Company as long as such amendment or termination is applicable to similarly situated executives of the Company, as the case may be. In addition to holidays that are provided in general to executive employees of the Company, Executive shall be entitled to four (4) weeks of paid vacation each calendar year (accruing on a pro rata daily basis throughout the calendar year), none of which may be carried over to the following calendar year.

3. Term and Termination.

a. Term. The term of this Agreement shall commence on the Effective Date and continue until September 30, 2021 (the “Initial Term”), unless earlier terminated pursuant to the provisions of this Section 3. On the expiration of the Initial Term, and on each annual anniversary thereafter, this Agreement will automatically renew for a one (1) year period (each, a “Successive Term”), unless either party provides written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Successive Term, as applicable, of its intention not to renew the Agreement (a “Non-Renewal”). Notwithstanding the foregoing, the Company and Executive agree that Executive is an “at-will” employee and that Executive’s employment hereunder may be terminated at any time in accordance with, and subject to, the provisions of this Section 3. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

b. Termination.

(i) General. In addition to a termination of the Employment Term due to a Non-Renewal pursuant to Section 3(a), Executive’s employment may be terminated as follows: (a) the Company may terminate Executive’s employment with Cause (in accordance with the time limits and other conditions as set forth in the Cause definition herein) at any time, (b) Executive may terminate Executive’s employment by providing the Company with ninety (90) days’ prior written notice, (c) the Company may terminate Executive’s employment without Cause by providing the Executive with ninety (90) days’ prior written notice, or (d) Executive’s employment shall automatically terminate upon Executive’s death or upon Executive’s Disability. Executive’s last day of employment shall be referred to herein as the “Termination Date.”

(ii) Accrued Benefits. If the Employment Term or Executive’s employment is terminated for any reason, the Company’s obligation to make payments or provide any other benefits under this Agreement shall cease as of the Termination Date, except as provided in this Section 3 or by law. Upon any termination of Executive’s employment, Executive shall be entitled to receive (a) all earned or accrued but unpaid Base Salary through the Termination Date, (b) reimbursement of expenses incurred by Executive prior to the Termination Date, and (c) all amounts or benefits to which Executive is entitled under any applicable compensation plan, employee benefit plan or other arrangement of the Company in which Executive was a participant during Executive’s employment with the Company, in accordance with the terms of such plan or arrangement.

4. Confidential Information.

a. For purposes of this Agreement, “Confidential Information” means (i) any and all trade secrets, as defined by any applicable state, federal or international law, concerning the business and affairs of the Company, including, without limitation, operational and product specifications, plans of operation, resource, exploration, development and processing data, information and plans, water, air, or other environmental and community assessment plans and studies, reclamation studies, estimates and data, know-how, training, formulae, compositions, processes, designs, sketches, photographs, maps, topological, hydrological, geological, metallurgical, and geographic studies and data, graphs, drawings, samples, inventions, past, current, and planned exploration, research and development, including programs and budgets, current and anticipated customers and customer requirements, including the terms and conditions of customer relationships, price lists, market studies, business plans, current and anticipated suppliers and the terms and conditions of supplier relationships, computer software and programs, database technologies, systems, structures, architectures, processes, improvements, devices, discoveries, concepts, methods, and other information, however documented, of the Company that is a trade secret within the meaning of applicable law; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, customers, drivers, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques, however documented); and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing.

b. The term Confidential Information does not include any information which (i) is published by the Company or otherwise is or becomes generally available and known to the public (other than as a result of a disclosure directly or indirectly by Klein or any person or entity acting for, through or on behalf of Klein, (ii) is or becomes available to Klein on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy to, the Company, or (iii) has already been independently acquired or developed by Klein without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

c. With regard to any Confidential Information, Klein agrees to: (i) hold such information in absolute confidence and absolutely secret; (ii) use such information solely for the purpose of performing his duties under this Agreement and solely for the benefit of the Company; (iii) not use any such information for any other purpose not directly and expressly authorized by this Agreement; (iv) not to use any such information for his own account or benefit or for the use, account or benefit of others besides the Company and (v) refrain from disclosing, and take all reasonable steps to prevent the disclosure of, such information to any person or entity not authorized to receive it.

d. The parties hereto irrevocably stipulate and agree that: (i) the protections afforded to Confidential Information hereunder are necessary, fundamental, and required for the protection of the Company’s business; and (ii) a breach of any of the provisions of this Agreement and any disclosure of any of the Confidential Information in violation of the terms hereof will result in irreparable harm and damage to the Company which harm and damage cannot be completely and adequately determined nor compensated by any monetary award. Accordingly, it is expressly agreed that, in addition to all other remedies which may be available at law for any breach hereof, the Company shall be entitled to the immediate issuance of a temporary restraining order, temporary or permanent injunction, or other equitable relief prohibiting any threatened or actual violation of this Agreement or requiring the remediation thereof or specifically enforcing the provisions hereof. Klein hereby consents to the issuance of any such order ex parte. Such equitable remedies shall not be the exclusive remedy for any breach of this Agreement but shall be in addition to all other remedies available at law or equity.

e. Nothing contained herein shall prevent a party from disclosing Confidential Information pursuant to a subpoena or order of any court or governmental agency or from disclosing Confidential Information to any governmental agency if required to do so by law; provided however that, before disclosing information under any such circumstances, Klein agrees to provide the Company a copy of such subpoena, order or other requirement for disclosure at least three days prior to disclosing any Confidential Information in order to provide the Company an opportunity to contest any requirement for such disclosure.

f. In the event of any legal action taken to enforce the confidentiality provisions of this Agreement, the prevailing party shall be entitled to recover all costs and expenses associated with such action or litigation, including but not limited to, attorney fees, witness fees, expert witness fees, travel and other expenses, copying, telephone and all other charges and expenses.

g. Klein also acknowledges that he has provided and will continue to provide services to the Company in a senior, executive personnel capacity and that he has and will continue to acquire Confidential Information that he did not previously possess.

h. Klein acknowledges that upon termination of his employment with the Company, the Company may deem it advisable to, and shall be entitled to, serve notice on Klein’s new employer that Klein has been exposed to certain Confidential Information and that he has continuing obligations under the terms of this Agreement not to disclose such information. Notwithstanding the foregoing, it is understood that, at all such times, Klein is free to use information that is generally known in the trade or industry, which is not gained as result of a breach of this Section 4, and Klein’s own, skill, knowledge, know-how and experience to whatever extent and in whichever way he wishes The provisions of this Section 4 shall survive the termination or expiration of the Employment Term and Klein’s employment, irrespective of the reason therefor.

i. In any event, Klein will be permitted to disclose any Confidential Information to any third party who has executed a nondisclosure agreement. Such disclosure may be necessary for Klein to pursue merger or acquisition as required in Exhibit A.

5. Non-Disparagement.

a. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, including, without limitation, by engaging in any disparaging communication with any Customer or prospective Customer of the Company, other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company and thereafter. The foregoing shall not be violated by (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

b. The Company agrees to instruct its officers and directors to not make any negative, derogatory or disparaging remarks about Executive, and to enforce such instructions if it becomes aware of any violation thereof.

6. Enforcement. The parties hereto acknowledge and agree that Executive’s services are unique and Executive has access to Confidential Information and Work Product, that the provisions of Sections 4 and 5 are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Company and its Affiliates, that irreparable injury will result to the Company and its Affiliates if Executive breaches any of the provisions of Sections 4 and/or 5 and that money damages would not be an adequate remedy for any breach by Executive of this Agreement and that the Company will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or any of its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting the Company or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

7. Tolling. In the event of any violation of the provisions of Sections 4, 5 and/or 6 hereof, Executive acknowledges and agrees that the post-termination restrictions contained in Sections 4, 5 and/or 6 hereof shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.  Definitions.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person. For avoidance of doubt, WUVC is an Affiliate of Black Range, and vice versa.

“Applicable Area” means the geographic area encompassing Colorado, Utah, New Mexico, Arizona and Wyoming.

“Cause” means (a) Executive’s commission of an act of fraud or embezzlement against the Company or any of its Affiliates or a breach of Executive’s fiduciary duty to the Company; (b) any conviction of, or plea of guilty or nolo contendere by, Executive with respect to a felony (other than a traffic violation); or (c) Executive’s material breach of the terms of this Agreement or any other agreement between Executive and the Company or of a material written policy or code of conduct of the Company, or any of its Affiliates; provided, however, that Cause shall not be deemed to exist under clause (d), unless Executive has first been given reasonably detailed written notice of the grounds for such Cause and Executive has not contested such grounds and in the event Executive contests such grounds, the final determination of such issue by a court.

“Company Business” means the acquisition and development of uranium and vanadium resource properties.

“Customer” means any Person who: (a) purchased products or services from any Related Company prior to or during the Employment Term or, after the Employment Term, within twelve (12) months prior to the Termination Date; or (b) was called upon or solicited by a Related Company or any of their predecessors prior to or during the Employment Term or, after the Employment Term, within six (6) months prior to the Termination Date, so long as Executive had direct or indirect contact with such Person as an employee of any Related Company or learned or became aware of such Person during the Employment Term.

“Disability” means that Executive has a mental or physical disability or other incapacity that renders Executive unable regularly to perform the essential functions of his job duties for ninety (90) or more days in any consecutive twelve (12) month period.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

9. Litigation. This Agreement has been negotiated within the State of Colorado and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to any jurisdiction’s principles of conflict of laws. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the State court in Mesa County, Colorado, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

10.  No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11. Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in a manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same agreement.

13. Modification of Agreement; Waiver. This Agreement may be amended, waived, changed, modified, extended, or rescinded only by a writing signed by WUVC, Black Range and Executive. The failure of any party to this Agreement to insist upon performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver occurred.

14. Complete Agreement. This Agreement and the exhibits hereto contain the complete agreement and understanding of the parties and shall, as of the Effective Date, supersede all other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

15. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed by the parties, courts and arbitrators in accordance with the laws of the State of Colorado, without regard to conflicts-of-laws principles that would require the application of any other law.

16. Notices. Any notice required pursuant to this Agreement shall be in writing and shall be deemed delivered (a) on the day of delivery if delivered in person, (b) three (3) business days after mailing by registered or certified mail, return receipt requested; (c) on the date sent by facsimile, email or other form of electronic delivery provided however that a copy is also sent by first class mail; or (d) one (1) business day after deposit with an overnight delivery courier service; and in each case fully prepaid and properly posted and addressed as follows:

To the Company:

Black Range Minerals LLC and Western Uranium & Vanadium Corp.

Attn: Chief Executive Officer

P.O. Box 825

Nucla, Colorado, 81424-0825

gglasier@western-uranium.com

To Klein:

Mr. Robert R. Klein

7 Brentwood Court

Warren, NJ 07059

robkein01@yahoo.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

17. Expenses. The Company and Executive will each pay their own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby, unless otherwise agreed in writing between the Company and Executive.

18. Successors and Assigns; Third Party Beneficiary. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, WUVC, Black Range, and their respective successors and assigns, including any entity with which WUVC or Black Range may merge or consolidate or to which all or substantially all of its equity may be sold or its assets may be transferred; provided, that the rights and obligations of Executive under this Agreement shall not be assignable. As used in this Agreement, “Company” include any successor to all or substantially all of the business and/or assets of WUVC or Black Range, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

19. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Colorado, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or legal holiday in the State of Colorado.

20. Indemnification and Directors and Officers Insurance. In Executive’s capacity as a director, officer, or employee of the Company or serving or having served any other entity as a director, officer, or employee at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company and such other entities, their assets, business or affairs, if in each of the foregoing cases, (a) Executive acted in good faith and in a manner Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (b) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation related expenses. Company agrees to maintain adequate directors and officers insurance coverage.

The parties hereto have executed this Employment Agreement as of the first day and year written above.

BLACK RANGE MINERALS, LLC

By	/s/ George E. Glasier
George E. Glasier, President/Chief Executive Officer
Date:	November 12, 2020

WESTERN URANIUM & VANADIUM CORP.

By	/s/ George E. Glasier
George E. Glasier, President/Chief Executive Officer
Date:	November 12, 2020

By	/s/ Robert R. Klein
Robert R. Klein, Executive Employee
Date:	November 12, 2020

EXHIBIT A

to that certain Employment Agreement

between

Black Range Minerals LLC,

Western Uranium & Vanadium Corp.

and

Robert R. Klein

effective as of 1st day October 2020

Klein will provide the following Services to the Company:

Function and Accountabilities: as Chief Financial Officer of each of WUVC and Black Range, Klein will, under the broad operating guidelines set by the Board, assume full responsibility for the management of each of WUVC and Black Range including:

1.	As requested by the CEO, contributing to the development and achievement of strategic objectives for the Company.
2.	As requested by the CEO, playing a role in the Company’s investor relations activities.
3.	As requested by the CEO, assisting the CEO with the identification, negotiating and execution of M&A and/or similar transactions.
4.	As requested by the CEO, playing a key role in executing public and private market capital raising initiatives.
5.	Playing an integral role along with the CEO in developing and maintaining relationships with investment banking firms.
6.	Assisting CEO in financial decision making through preparation of requisite financial analysis.
7.	Advising CEO, from a financial risk management perspective.
8.	Overseeing the preparation of financial statements and MD&A and providing certification as required by applicable securities laws.
9.	Overseeing the accounting function and maintenance of books and records in accordance with governing regulations.
10.	Reorganizing business finances, accounts, and systems to improve efficiency.
11.	Implementing and improving internal controls to comply with both regulations and best practice.
12.	Overseeing the multi-national tax preparation and filing process.
13.	Overseeing the financial planning, budgeting and forecasting processes for the organization.
14.	Overseeing relationships with the multi-national group of vendors and creditors and cost management.
15.	Managing financial relationships of the company with banks and potential lenders.
16.	Managing public securities relationships with public stock exchanges and the transfer agent.
17.	Facilitating and assisting the Independent Chairman, Corporate Secretary, and outside counsel on regulatory compliance matters.
18.	Assisting the Independent Chairman on projects and initiatives on an as time permits basis.

EXHIBIT B

to that certain Employment Agreement

between

Black Range Minerals LLC,

Western Uranium & Vanadium Corp.

and

Robert R. Klein

effective as of 1st day of October 2020

As of the Effective Date of this Agreement, Klein has residual Economic Interests, which he wishes to maintain, owed by plaintiffs which are partially dependent upon resolution of the following lawsuit:

Cross River Inititiatives LLC, Cross River Advisors LLC, and Bedford Bridge Fund LLC (plaintiff) versus Log Storm Security Inc. Dale Cline, and Inglesino, Webster, Wyciskala & Taylor, LLC (defendants)